EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Datalink Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 333-93229) on Form S-8 and Registration Statement (No. 333-96901) on Form S-3 of Datalink Corporation of our reports dated February 6, 2004, with respect to the balance sheet of Datalink Corporation as of December 31, 2003 and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period then ended, and the related financial statement schedule for the years ended December 31, 2003 and 2002, which reports appear in the  December 31, 2004, annual report on Form 10-K of Datalink Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
March 31, 2005